Exhibit 10.3

TERM LOAN

PROMISSORY NOTE

March 14, 2007

Promise to Pay:

For value received, The Wornick Company, a Delaware corporation, promises to pay to the order of Lender the sum of $10,000,000 or, if less, the aggregate amount advanced by Lender to the Borrower as the “Term Loan” under the Loan Agreement hereinafter referred to that remains unpaid, on the Maturity Date, together with interest on the unpaid balance of such amount, in lawful money of the United States of America, in accordance with all the terms, conditions and covenants set forth below.  Capitalized terms in this Promissory Note not otherwise defined herein shall have the meaning assigned such terms in that certain Loan Agreement, dated as of June 30, 2004, by and among Lender (as assignee of Texas State Bank, a Texas banking corporation), Borrower, Right Away Management Corporation, a Delaware corporation, The Wornick Company Right Away Division, a Delaware corporation, and The Wornick Company Right Away Division, L.P., a Delaware limited partnership (as amended from time to time, the “Loan Agreement”).

Borrower:	The Wornick Company, a Delaware corporation.

Borrower’s Address for Notice:

The Wornick Company
Attention: Larry L. Rose
President and CEO
4700 Creek Road
Cincinnati, Ohio 45242
Fax: (513) 791-4148

With copy to: Robert B. McKeon
Veritas Capital Management II, L.L.C.
660 Madison Avenue
New York, New York 10021
Fax: (212) 688-9411

Lender:	DDJ Total Return Loan Fund, L.P.

Lender’s Address and Transfer Instructions for Payments:

Wire transfer instructions:

LaSalle Bank N.A. — Chicago
ABA 071000505
Acct: 722224.2
Acct Name: LaSalle Trust/DDJ Total Return Loan Fund LP
Attn: Greg Myers
(312) 904-0283

Address for physical deliveries:

LaSalle Bank NA
CDO Trust Services
Attn: Greg Myers
135 South LaSalle
Suite 1625
Chicago, IL 60603
Account Name: DDJ Total Return Loan Fund, L.P.
A/C: 722224.2

Principal Amount:	Ten Million and 00/100 Dollars ($10,000,000.00).

Interest Rate:

The rate per annum equal to Three Month LIBOR plus 7.65%. If at any time Lender determines that (i) adequate and reasonable means do not exist for ascertaining Three Month LIBOR or (ii) as a result of any change in the law it is unlawful or impossible for Lender to make or maintain a rate of interest determined by reference to Three Month LIBOR; then in each case Lender shall give notice thereof to Borrower as promptly as practicable thereafter and, until Lender notifies Borrower that the circumstances giving rise to such notice no longer exist, the Interest Rate shall be a rate per annum equal to the Prime Rate plus 5.75%.

Default Interest Rate:	The Interest Rate otherwise in effect plus 2% per annum based on the actual number of days elapsed over a 360 day year.

Make-Whole Premium:

The excess of (1) the present value of all scheduled payments of principal and/or interest in respect of this Promissory Note (or portions thereof being prepaid) which, but for prepayment, would be required to be made following the date of the proposed prepayment in accordance with the terms hereof, determined by discounting (on a semi-annual basis) the amount of such payment (or portion thereof) from the date such payment would be required to be made at a rate which is equal to 0.50% over the Treasury Constant Yield at such time, and assuming that the Interest Rate in effect at the time of determination of the Make-Whole Premium remains in effect, over (2) 100% of the outstanding Principal Amount so prepaid or repaid. If the Make-Whole Premium as calculated pursuant to the above provisions of this definition would not be a positive number, the Make-Whole Premium is zero.

Treasury Constant Yield:

The arithmetic mean of the rates published as “Treasury Constant Maturities” as of 11:00 a.m. eastern standard time for the five Business Days preceding the date on which the notice of prepayment is given by Borrower as shown on the USD screen of the Bloomberg service, or if such service is not available, the Telerate service, or if neither the Bloomberg nor the Telerate service are available, under Section 504 in the weekly statistical release designated H.15(519) (or any successor publication) published by the Board of Governors of the Federal Reserve System, for “On the Run” U.S. Treasury obligations corresponding to the period of time between such prepayment date and the Maturity Date; if no such maturity shall so exactly correspond, yields for the two most closely corresponding published maturities shall be calculated pursuant to the foregoing sentence and the Treasury Constant Yield shall be interpolated or extrapolated (as applicable) from such yields on a straight-line basis (rounding, in the case of relevant periods, to the nearest month).

Maturity Date:	June 30, 2011.

Prime Rate:

A per annum interest rate equal to the “Prime Rate” as published each day by The Wall Street Journal in its “Money Rates” section, and if more than one such rate is published, then the highest such rate. On any day when The Wall Street Journal is not published or a Prime Rate is not published under the Money Rates section thereof, then the Prime Rate published for the preceding publication date of The Wall Street Journal shall apply. Should the method of establishing the Prime Rate, or the publication of such Prime Rate, cease or be abolished, then the Prime Rate used for the balance of the term of this Promissory Note, if necessary, shall be that interest rate, established, adopted or used by The Bank of New York as its prime or base interest rate.

Three Month LIBOR:

The London Interbank Offered Rate for an interest period of three (3) months published in The Wall Street Journal. If more than one such rate is published, the highest of such rates shall apply. If such rate is not published in The Wall Street Journal on any applicable date of determination, Three Month LIBOR shall be determined by the Lender on any commercially reasonable basis selected by it. The Three Month LIBOR shall be determined as of the date hereof and thereafter, on the first day of each fiscal quarter and, once determined shall remain in effect until the first day of the next fiscal quarter.

Fees:

(a) Commitment Fee. Borrower shall pay to Lender on the date of issuance of this Promissory Note a non-refundable commitment fee of $100,000.

(b)        Redemption Fee. On the date of any prepayment or repayment of the Principal Amount of this Promissory Note (including, without limitation, any repayment of the Principal Amount on the Maturity Date), whether in whole or in part, Borrower shall pay to Lender a redemption fee in an amount equal to 2.00% of the portion of the Principal Amount so prepaid or repaid. Such redemption fee shall be in addition to the prepayment fee payable pursuant to subsection (c) under “Payment Terms” below.

Payment Terms:

(a)        Interest. Interest, computed at the Interest Rate on the unpaid balance of the Principal Amount from time to time outstanding, shall be due and payable quarterly in arrears on the last day of each calendar quarter, beginning June 30, 2007, and on the Maturity Date, when all accrued, but unpaid, interest shall be due and payable. Interest shall also be payable on the date of any prepayment of the Term Loan, to the extent accrued on the amount prepaid.

(b) Principal. The entire unpaid Principal Amount owing on this Promissory Note shall be due and payable on the Maturity Date.

(c)        Prepayments. Borrower may prepay the Principal Amount of this Promissory Note, in whole or in part, together with (i) all accrued and unpaid interest and fees owing with respect thereto, and (ii) a prepayment fee equal in amount to (x) if such prepayment occurs on or before March 31, 2010, the Make-Whole Premium, (y) if such prepayment occurs after March 31, 2010, the product of (A) the Principal Amount of this Promissory Note multiplied by (B) the applicable prepayment fee percentage set forth below as in effect when the prepayment occurs:

Period during which Prepayment Occurs	Applicable Prepayment Fee Percentage

April 1, 2010 through March 31, 2011	8.00%
From and after April 1, 2011	0%

Such prepayment fee shall be in addition to the redemption fee payable pursuant to subsection (b) under “Fees” above.

Interest Provisions:

(a)        Rate: The Principal Amount of this Promissory Note shall bear interest for each day at a rate per annum equal to the Interest Rate.

(b)        Maximum Lawful Rate: The term “Maximum Lawful Rate” means the maximum lawful contractual rate of interest, and the term “Maximum Lawful Amount” means the maximum lawful contractual amount of interest, that are permissible and nonusurious under applicable state or federal law for the type of loan evidenced by this Promissory Note and the other Loan Documents.

(c)        Usury Disclaimer:  All agreements between Lender and Borrower, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand for payment or acceleration of the maturity hereof or any other circumstance whatsoever, shall the interest contracted for, charged or received by Lender exceed the Maximum Lawful Amount. If, from any circumstance whatsoever, interest would otherwise be payable to Lender in excess of the Maximum Lawful Amount, the interest payable to Lender shall be reduced to the Maximum Lawful Amount; and if from any circumstance Lender shall ever receive any interest in excess of the Maximum Lawful Amount, an amount equal to any excessive interest shall be applied to the reduction of the Principal Amount and not to the payment of interest, or if such excessive interest exceeds the unpaid Principal Amount such excess shall be refunded to Borrower. All interest paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the Principal Amount (including the period of any renewal or extension hereof) so that the interest hereon for such full period shall not exceed the Maximum Lawful Amount. For purposes of this paragraph, the term interest shall include all considerations and amounts that constitute interest under applicable usury law. This paragraph shall control all agreements between Borrower and Lender.

(d)        Interest After Default:  All past due installments of interest on this Promissory Note, and the unpaid balance of the Principal Amount during the existence of any Default (including from and after the occurrence of the Maturity Date), shall bear interest at a per annum rate equal to the lesser of (i) the Default Interest Rate stated above and (ii) the Maximum Lawful Rate.

Term Loan:

(a)        Indebtedness and Liens: This Promissory Note shall evidence the Term Loan made under the Loan Agreement.  This Promissory Note and all Loan Documents securing it and the liens and security interests thereunder with respect to the Collateral shall remain in effect until this Promissory Note is formally terminated in writing, and this Promissory Note and such other Loan Documents, and liens and security interests shall not otherwise be terminated by payment of all or any part of the indebtedness hereby represented.  This Promissory Note is subject to and is made pursuant to the terms of the Loan Agreement and the other Loan Documents.

(b)        Evidence of Amount Outstanding: The books and records of Lender relating to this Promissory Note will be evidence of the amounts advanced, paid and owing hereunder.

Default Provisions:

(a)        Event of Default:  The occurrence of any Event of Default under the Loan Agreement shall constitute an Event of Default hereunder.

(b)        Remedies for an Event of Default:  If an Event of Default exists and is continuing, Lender may, without notice or demand, declare the entire unpaid Principal Amount and all accrued but unpaid interest thereon at once due and payable, and exercise all rights and remedies available to Lender under the Loan Documents and under applicable law, including but not limited to the Uniform Commercial Code as in effect in any applicable jurisdiction.

(d)        Waiver by Borrower: Except as provided in this Promissory Note, Borrower and all other parties liable for this Promissory Note waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and diligence in collection.

(e)        Non-Waiver by Lender: Any previous extension of time, forbearance, failure to pursue some remedy, or acceptance of partial payment by Lender, before or after maturity, does not constitute a waiver by Lender of the existence of any Event of Default nor of its right to strictly enforce the collection of this Promissory Note according to its terms.

(f)         Other Remedies Not Required: Lender shall not be required to first file suit, exhaust all remedies, or enforce its rights against any security in order to enforce payment of this Promissory Note.

(g)        Joint and Several Liability: The Borrower and all of the other parties liable for the payment of this Promissory Note, such as guarantors, endorsers, and sureties, are jointly and severally liable for the payment of this Promissory Note.

(h)        Attorney’s Fees: If Lender requires the services of an attorney to enforce the payment of this Promissory Note or the performance of the other Loan Documents, or if this Promissory Note is collected through any lawsuit, probate, bankruptcy, or other judicial proceeding, Borrower agrees to pay Lender an amount equal to its reasonable attorney’s fees and other collection costs. This provision shall be limited by any applicable statutory restrictions relating to the collection of attorney’s fees.

Miscellaneous Provisions:

(a)        Collateral: This Promissory Note is secured by a lien and security interest in all the Collateral.

(b)        Application of Payments: All payments on the indebtedness evidenced by this Promissory Note and by any documents securing or governing this Promissory Note, other than regularly scheduled payments, shall be applied to such indebtedness in such order and manner as Lender may from time to time determine in its absolute discretion.

(c)        Reserved.

(d)        Subsequent Holder: All references to Lender in this Promissory Note shall also refer to any subsequent owner or holder of this Promissory Note by transfer, assignment, endorsement or otherwise.

(e)        Transfer or Participation:  Borrower acknowledges and agrees that Lender may, from time to time, transfer or sell this Promissory Note to one or more transferees or participants. Borrower authorizes Lender to disseminate any information it has pertaining to the loan evidenced by this Promissory Note, including, without limitation, credit information on Borrower, any of its principals and any guarantor of this Promissory Note, to any such transferee or participant or prospective transferee or participant.

(f)         Set-Off: Borrower agrees that Lender may exercise Lender’s right of set-off to pay all or any part of the outstanding Principal Amount and accrued interest, costs, attorney’s fees, and advances owed on this Promissory Note against any obligation Lender may have, now or hereafter, to pay money, securities or other property to Borrower. This includes, without limitation:

(i)          any deposit account balance, securities account balance or certificate of deposit balance (whether matured or unmatured) Borrower has with Lender, whether general, special, time, savings, checking or NOW account;

(ii)         any money owing to Borrower on an item presented to Lender or in Lender’s possession for collection or exchange; and

(iii)        any repurchase agreement or any other non-deposit obligation or credit in Borrower’s favor.

Lender’s right of set-off may be exercised upon Borrower’s default:

(i)          without prior demand or notice;

(ii)         without regard to the existence or value of any Collateral securing this Promissory Note; and

(iii)        without regard to the number or creditworthiness of any other persons who have agreed to pay this Promissory Note.

Lender will not be liable for dishonor of a check or other request for payment where there are insufficient funds in the account (or other obligation) to pay such request because of Lender’s exercise of Lender’s right of set-off. Borrower agrees to indemnify and hold Lender harmless from any person’s claims and the costs and expenses, including without limitation, attorneys’ fees, incurred as a result of such claims or arising as the result of Lender’s exercise of Lender’s right of set-off.

If any such money, securities or other property is also owned by some other person who has not agreed to pay this Promissory Note (such as another depositor on a joint account) Lender’s right of set-off will extend to the amount which could be withdrawn or paid directly to Borrower on Borrower’s request, endorsement or instruction alone. In addition, where Borrower may obtain payment from Lender only with the endorsement or consent of someone who has not agreed to pay this Promissory Note, Lender’s right of set-off will extend to Borrower’s interest in the obligation. Lender’s right of set-off will not apply to an account or other obligation if it clearly appears that Borrower’s rights in the obligation are solely as a fiduciary for another or to an account, which by its nature and applicable law (for example an IRA or other tax deferred retirement account), must be exempt from the claims of creditors. Borrower hereby appoints Lender as Borrower’s attorney-in-fact and authorizes Lender to redeem or obtain payment of any certificate of deposit in which Borrower has an interest in order to exercise Lender’s right of set-off. Such authorization applies to any certificate of deposit even if not matured. Borrower further authorizes Lender to withhold any early withdrawal penalty without liability against Lender in the event such penalty is applicable as a result of Lender’s set-off against a certificate of deposit prior to its maturity.

(g)        Successors and Assigns: The provisions of this Promissory Note shall be binding upon and for the benefit of the successors, assigns, heirs, executors and administrators of Lender and Borrower.  Borrower may not assign any of its rights or delegate any of its obligations under this Promissory Note (or any part thereof).

(h)        Other Parties Liable:  All promises, waivers, agreements and conditions applicable to Borrower shall likewise be applicable to and binding upon any other parties primarily or secondarily liable for the payment of this Promissory Note, including all guarantors, endorsers and sureties.

(i)         Modifications: Any modifications agreed to by Lender relating to the release of liability of any of the parties primarily or secondarily liable for the payment of this Promissory Note, or relating to the release, substitution, or subordination of all or part of the security for this Promissory Note, shall in no way constitute a release of liability with respect to the other parties or security not covered by such modification.

(j)         Borrower’s Address for Notice:  All notices required to be sent by Lender to Borrower shall be sent by United States Mail, postage prepaid, to Borrower’s Address for Notice stated on the first page of this Promissory Note, until Lender shall receive written notification from Borrower of a new address for notice.

(k)        Lender’s Address for Payment: All sums payable by Borrower to Lender shall be paid at Lender’s Address for Payment stated on the first page of this Promissory Note, until Lender shall notify Borrower of a new address for payment.

(1)        CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                                       (i)                                     THIS PROMISSORY NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS NOTE MAY AT LENDER’S OPTION BE INSTITUTED IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK OR, AT THE LENDER’S OPTION, IN THE COURTS OF ANY OTHER JURISDICTION WHERE THE LENDER ELECTS TO BRING SUCH SUIT,

ACTION OR PROCEEDING OR WHERE ANY COLLATERAL MAY BE FOUND, AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE BORROWER AND EACH SUBSIDIARY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER AT THE BORROWER’S ADDRESS FOR NOTICES SET FORTH IN OR DETERMINED PURSUANT TO SECTION 12.01 OF THE LOAN AGREEMENT.

                                        (ii)                               BORROWER AND LENDER EACH HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS PROMISSORY NOTE, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  BORROWER REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS PROMISSORY NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(m)          Time of Essence: Time is of the essence in Borrower’s performance of all duties and obligations imposed by this Promissory Note.

(n)           Business Use: Borrower represents and warrants to Lender that the proceeds of this Promissory Note will be used solely for the purposes permitted in the Loan Agreement.

THE WORNICK COMPANY, a Delaware corporation

By:	/s/ LARRY L. ROSE
Name: Larry L. Rose
Title: President

The Wornick Company Attention: Larry L. Rose President and CEO 4700 Creek Road Cincinnati, Ohio 45242